
China Senior Living Industry International Holding Corporation
100%
Financial International (Hong Kong) Holdings Company Limited
100%
Spone Limited
100%
Xi'an Qi Ying Senior Living, Inc.
Contractual Arrangement
Shaanxi Jinjiangshan Senior Living Management Co., Ltd.